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                                                        REGISTRATION NO. 33-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


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                        CINCINNATI FINANCIAL CORPORATION
               (Exact name of registrant as specified in charter)

        OHIO                                              31-0746871
(State of Incorporation)                      (IRS Employer Identification No.)

                           Cincinnati Financial Center
                              6200 S. Gilmore Road
                              Fairfield, Ohio 45014
                    (Address of principal executive offices)

                                P. O. Box 145496
                           Cincinnati, Ohio 45250-5496
                                (Mailing Address)

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                        CINCINNATI FINANCIAL CORPORATION

                                  TAX-QUALIFIED
                                  SAVINGS PLAN
                            (Full Title of the Plan)
                       ----------------------------------

                              THEODORE F. ELCHYNSKI
                              Senior Vice President
                              6200 S. Gilmore Road
                              Fairfield, Ohio 45014
                     (Name and address of agent for service)

          Agent's telephone number, including area code: (513) 870-2000




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                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of                      Amount                       Proposed              Proposed                  Amount of
Securities                    to be                        maximum               maximum                   Registration
to be                         Registered                   offering              aggregate                 Fee
Registered                                                 price per             offering
                                                           share                 price
------------------------------------------------------------------------------------------------------------------------------------
Cincinnati                    60,000 shares                      $126.00         $7,560,000                $2,291.00
Financial
Corporation
Common Stock
($2.00 par
value per
share)

           (1)                            (1)                      (2)                     (2)                (2)
====================================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) The offering price hereinabove is estimated solely for the purpose of calculating the registration fee under Rule 457 (c), based upon the average of the highest and lowest prices at which the shares of the Common Stock were sold on the National Association of Securities Dealers Quotation System on April 8, 1998.


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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


The document(s) containing the information specified in Part I of Form S-8 have been and will continue to be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act"). These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Act. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Cincinnati Financial Corporation Tax-Qualified Savings Plan (sometimes hereinafter described for convenience as the "Plan").

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the definitive Proxy Statement dated March 2, 1998, with regard to its Annual Meeting of Shareholders on April 4, 1998, both of which have been filed with the Securities and Exchange Commission, are, as of their respective dates, incorporated by reference in this Registration Statement. Also incorporated by reference is the Annual Report of the Company's Tax-Qualified Savings Plan for the fiscal year ended December 31, 1996. All other reports filed since December 31, 1997, by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are also incorporated by reference.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

The consolidated financial statements and the related supplemental schedules incorporated in this Form S-8 by reference from the Company's Annual report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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ITEM 4.  DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $2.00 per share. The holders of Common Stock have equal rights to participate in dividends, and in case of any distribution of assets, the holders of Common Stock share pro rata in the distribution of all assets of the Company remaining after payment of creditors. The holders of Common Stock do not have conversion or preemptive rights and the Common Stock is not subject to redemption. The shares of Common Stock issuable from time to time pursuant to the exercise of options will be, when issued and delivered as contemplated by the Stock Option Plan, fully paid and non-assessable. The Company acts as transfer agent for its own stock.

Each share of Common Stock entitles the holder thereof to one vote in elections of Directors and all other matters submitted to a vote of the shareholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding Common Stock voting for the election of Directors can elect all Directors then being elected. The Amended Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes which shall be as nearly equal in number as possible, with the Directors of each class holding office for staggered terms of 3 years each. As a result, a shareholder or group of shareholders possessing a majority of the voting power of the Company would not be able to replace a majority of the Directors in any one year, since only one-third of the Directors stand for election each year. It should be noted that one result of this provision is that it takes longer for shareholders to change a majority of the Board of Directors, even if they feel such a change is desirable.

The Amended Articles of Incorporation of the Company provide that certain mergers, consolidations, sales, or other dispositions of assets with any party which is the beneficial owner of more than 10% of the outstanding shares of the Company may only be accomplished with the approval of the holders of 75% of the outstanding shares of the Company, unless the proposed transaction falls within certain exemptions. The purpose of the provision is to discourage attempts by other companies or groups to acquire control of the Company without adequate discussions with management, on behalf of the Company's shareholders; otherwise, a tender offer or merger might have the effect of forcing some of the shareholders of the Company to sell their shares at a lower price than that received by other shareholders. The provision would make it more difficult for another company or group to effect such a tender offer or merger and may, therefore, discourage any attempt to do so.

         As an Ohio corporation, the Company is subject to the provisions of Chapter 1704 of the Ohio Revised Code which prohibit a "Chapter 1704 transaction" between an Ohio corporation such as

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the Company and any person with the right to exercise 10% or more of the voting power of such corporation. A Chapter 1704 transaction is defined to include any merger, combination or consolidation or any majority share acquisition and any of certain other sales, leases, distributions, dividends, exchanges, mortgages, pledges, transfers or other dispositions of assets between the corporation and any such 10% shareholder. Such prohibition lasts for 3 years following the date on which such person first became a 10% shareholder unless, prior to the time such person first became a 10% shareholder, the board of directors of the corporation approved either the Chapter 1704 transaction in question or the purchase of shares which resulted in such person first becoming a 10% shareholder. After the initial three-year moratorium, Chapter 1704 continues to prohibit such a Chapter 1704 transaction unless one of the above exceptions is available or the holders of at least 66-2/3% of the voting shares and of at least a majority of the voting shares not beneficially owned by the 10% shareholder approve the Chapter 1704 transaction, or the Chapter 1704 transaction meets certain statutory criteria designed to ensure that the corporation's remaining shareholders receive fair consideration for their shares.

Ohio law as applied to the Company also provides that any "control share acquisition" may be made only with the prior authorization of shareholders. A "control share acquisition" is any acquisition, whether by tender offer, open market purchase, privately negotiated transaction, or otherwise, of shares of the Company, which when added to all other shares of the Company owned or controlled by the acquiror, would entitle the acquiror directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the Company in the election of directors within any of the following ranges: one-fifth or more but less than one-third; one-third or more but less than a majority; and a majority or more. The effect of this law is generally to prevent a person from acquiring control without prior shareholder approval. Approvals are required by the affirmative vote of (i) a majority of the voting power of the Company represented at such meeting in person or by proxy; and (ii) a majority of the voting power excluding shares which may be voted by the acquiring person, any officer of the Company elected or appointed by the Board of Directors, or any employee of the Company who is also a director.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, other

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than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at its request as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person is determined under the procedure described in the Section to have (a) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and (b) had no reasonable cause to believe the conduct was unlawful in the case of any criminal action or proceeding. However, with respect to expenses actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification is to be made
(i) in respect of any claim, issue, or matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, it is determined by the court upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, or (ii) in respect of any action or suit in which the only liability asserted against a director is in connection with the alleged making of an unlawful loan, dividend or distribution of corporate assets. The Section also provides that such person shall be indemnified against expenses actually and reasonably incurred by the person to the extent successful in defense of the actions referred to above, or in defense of any claim, issue, or matter therein.

The Company's Amended Articles of Incorporation provide for the indemnification of officers and directors of the Company to the fullest extent permitted by law. The above is a general summary of certain provisions of the Ohio Revised Code and is subject in all cases to the specific provisions thereof.

The Company maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         The following exhibits are included in this Registration Statement on Form S-8.

                  (4)(a)   Cincinnati Financial Corporation Tax-
                           Qualified Savings Plan Basic Prototype Plan Document

                  (4)(b)   Cincinnati Financial Corporation
                           Tax-Qualified Savings Plan
                           Adoption Agreement




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                  (23)     Consent of Accountants


ITEM 9.  UNDERTAKINGS

The undersigned issuer hereby undertakes: (1) to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment and each filing of the issuer's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification (except insofar as it provides for the payment by the Company of expenses incurred or paid by a director or officer in the successful defense of an action, suit or proceeding) is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 10th day of April, 1998.


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                                           CINCINNATI FINANCIAL CORPORATION



                                           By /s/ ROBERT B. MORGAN
                                              --------------------------------
                                              Robert B. Morgan
                                              Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        CINCINNATI FINANCIAL CORPORATION

Signature                                     Title                                 Date
---------                                     -----                                 ----


/s/ ROBERT B. MORGAN               Chief Executive Officer and                   April 10, 1998
---------------------------        Director (Principal Executive
Robert B. Morgan                   Officer)

/s/ THEODORE F. ELCHYNSKI          Senior Vice President                         April 10, 1998
---------------------------        (Principal Financial
Theodore F. Elchynski              and Accounting Officer)


/s/ WILLIAM F. BAHL                Director                                      April 10, 1998
---------------------------
William F. Bahl


---------------------------        Director                                      April __, 1998
Michael Brown


/s/ RICHARD M. BURRIDGE            Director                                      April 10, 1998
---------------------------
Richard M. Burridge


/s/ JOHN E. FIELD                  Director                                      April 10, 1998
---------------------------
John E. Field


/s/ WILLIAM R. JOHNSON             Director                                      April 10, 1998
---------------------------
William R. Johnson


/s/ KENNETH C. LICHTENDAHL         Director                                      April 10, 1998
---------------------------
Kenneth C. Lichtendahl


/s/ JAMES G. MILLER                Director                                      April 10, 1998
---------------------------
James G. Miller

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

-------------------------          Director                                      April ___, 1998
Jackson H. Randolph


-------------------------          Director                                      April ___, 1998
John J. Schiff


-------------------------          Director                                      April ___, 1998
John J. Schiff, Jr.


-------------------------          Director                                      April ___, 1998
Robert C. Schiff


-------------------------          Director                                      April ___, 1998
Thomas R. Schiff


/s/ FRANK J. SCHULTHEIS            Director                                      April 10, 1998
-------------------------
Frank J. Schultheis


--------------------------         Director                                      April ___, 1998
Larry R. Webb


/s/ ALAN R. WEILER                 Director                                      April 10, 1998
--------------------------
Alan R. Weiler


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                                INDEX TO EXHIBITS



EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------


4(a) Cincinnati Financial Corporation Tax-Qualified Savings Plan Basic Prototype Plan Document

4(b) Cincinnati Financial Corporation Tax-Qualified Savings Plan Adoption Agreement

23                                  Consent of Deloitte & Touche LLP
                                    Independent Certified Public
                                    Accountants









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